Exhibit (c)(ii)

Project Tiger Presentation to the Special Committee March 2025 Evercore

Confidential Project Tiger Evercore’s Senior Team Dedicated To Tiger Evercore has assembled a team of highly experienced, complementary senior professionals committed to delivering independent advice and excellence in execution across all aspects of the assignment Technology & Business Services Advisory Industry leading advisors with deep sector knowledge and banking experience Seth Bergstein Senior Managing Director 30+ years of experience Sandeep Sharma Managing Director 25+ years of experience Bill Anderson Senior Managing Director 30+ years of experience James Steinau Managing Director 10+ years of experience Special Committee & Strategic Advisory Leading advisors on complex shareholder and governance issues and M&A Damien Fisher Senior Managing Director 15+ years of experience Will Hiltz Senior Managing Director 45+ years of experience Board & Special Committee Advisory #1 Special Committee Practice Roger Altman Founder, Senior Chairman 50+ years of experience Senior Leadership Providing senior leadership support Tiger 4

Confidential Project Tiger Key Questions for the Special Committee to Consider 1. How do we establish the right process and record? 2. What is the role of management in any process? 3. What does the current M&A environment look like in the sector? 4. What are the trends in LBOs in the sector? 5. How do the market and research community assess Tiger (the “Company”)? 6. Is now the right time to sell the Company? 7. How does the Stockholders’ bid compare to the Tiger’s standalone value (including intrinsic value) and precedent transactions in the sector? 8. How should the Committee assess Tiger’s shareholder base? 9. What other constituencies could complicate the transaction? 10. Proposal is conditioned on receiving approval from a majority of the minority shareholders 11. What other strategic alternatives should Tiger consider? Process Considerations Standalone Plan Valuation Other Considerations 2

Confidential Project Tiger Special Committee Process Considerations The workstreams that Evercore, as financial advisor to the Special Committee, will undertake will prove central in the Special Committee’s fulfillment of its fiduciary duties to the Company’s unaffiliated shareholders The Special Committee is formed to act in the best interests of the unaffiliated shareholders, exercising due care in its review and negotiation of a Proposed Transaction The Role of the Special Committee n Remain objective and maintain independence n Consider other strategic alternatives including remaining independent n Effectively negotiate on behalf of the Company and the unaffiliated shareholders „ Create negotiating leverage, where possible, and exercise bargaining power „ Make a good faith attempt to negotiate for the best possible price under arms-length terms n Exercise informed, thoughtful and deliberate decision making. This requires the Special Committee to: „ Consider all material information „ Be fully informed of all relevant factors and evaluate all appropriate information „ Retain and receive advice from outside experts, including legal / financial advisors and other parties deemed essential 3

Confidential Project Tiger Near-Term Action Plan Action Item n Complete thorough review and analysis of proposal n Define engagement strategy, timing and approach regarding potential interactions with Blackstone and / or advisors n Evaluate existing business plan, key value enhancing initiatives, and potential alternative courses of action Assess Proposal n Send preliminary information request list to management n Schedule subject-matter due diligence calls (financial, shareholder, and governance / compliance / legal) Due Diligence n Review Tiger’s 5-year financial projections n Conduct intrinsic valuation analysis, including various cases and sensitivity analyses n Compare with market-based valuation analyses (trading comparables and precedent transactions) Valuation Analysis n Schedule shareholder assessment call to discuss recent engagement and feedback / perspectives n Refine shareholder engagement strategy n Review current and historical shareholder register evolution Shareholder Engagement n Review key transaction structuring issues, regulatory process requirements and key contractual elements n Develop advocacy perspectives Special Committee Negotiations 4

Confidential Project Tiger n Formally establish Special Committee n Schedule recurring call (Special Committee + advisors) n Submit preliminary information request list to Company n Schedule follow-up due diligence sessions as appropriate n Establish process timeline and target deliverable dates n Schedule call with Special Committee to provide update on due diligence, process, fiduciary duties under Delaware law and next steps Immediate Next Steps 1 2 3 4 5 5 6 Evercore

Confidential Appendix Evercore

# Institutional Shareholder Summary

## Class A Top 20 Institutional Shareholders

| Rank | Investor | Style | Estimated Cost Basis[1] | Prem. / (Disc.) to Basis | Position (% Outstanding) Current[2] | Position (% Outstanding) 9/30/24 |
|---|---|---|---|---|---|---|
| | | | Price (3/12/25): | $13.14 | | |
| 1 | Think Investments | Hedge Fund | $14.18 | (7.4) % | 16.3 % | 13.5 % |
| 2 | Fidelity Mgmt. & Research | GARP | 34.40 | (61.8) | 8.8 | 14.5 |
| 3 | The Vanguard Group | Index | 47.32 | (72.2) | 8.2 | 8.7 |
| 4 | Fidelity Mgmt. & Research | GARP | 11.94 | 10.1 | 5.5 | 14.5 |
| 5 | Columbia Threadneedle Investmen | Core Value | 13.84 | (5.0) | 4.8 | 4.8 |
| 6 | Royce Investment Partners | Deep Value | 12.93 | 1.6 | 3.7 | 3.6 |
| 7 | Fidelity Institutional Asset Mgmt. | GARP | 14.85 | (11.5) | 3.5 | 0.0 |
| 8 | Dalton Investments | Hedge Fund | 11.55 | 13.8 | 3.4 | 3.7 |
| 9 | Two Sigma Investments | Hedge Fund | 12.29 | 7.0 | 2.7 | 2.3 |
| 10 | Renaissance Technologies | Hedge Fund | 12.18 | 7.9 | 2.5 | 2.5 |
| 11 | Dimensional Fund Advisors | Quasi-Index | 14.25 | (7.8) | 2.4 | 2.4 |
| 12 | Seldon Capital | Aggres. Gr. | 14.13 | (7.0) | 1.9 | 2.2 |
| 13 | SG Securities | Broker-Dealer | 14.11 | (6.9) | 1.8 | 0.6 |
| 14 | BlackRock Institutional Trust | Index | 49.43 | (73.4) | 1.7 | 2.0 |
| 15 | D. E. Shaw & Co. | Hedge Fund | 11.26 | 16.7 | 1.6 | 2.0 |
| 16 | MFS Invst. Mgmt. | Core Growth | 12.93 | 1.6 | 1.5 | 2.1 |
| 17 | Sylebra Capital | Hedge Fund | 29.56 | (55.5) | 1.2 | 1.3 |
| 18 | Marshall Wace | Hedge Fund | 11.69 | 12.4 | 1.2 | 1.6 |
| 19 | Jacobs Levy Equity Mgmt. | Aggres. Gr. | 13.26 | (0.9) | 1.1 | 1.4 |
| 20 | Geode Capital Mgmt. | Index | 49.62 | (73.5) | 1.0 | 1.0 |
| | **Top 20 Total** | | **$20.29** | **(35.2) %** | **74.6 %** | **84.8 %** |

## Class A Top 250 Institutional Holders Summary


Other 7%
Core Growth 4%
Deep Value 5%
Core Value 6%
Index 14%
GARP 21%
Broker-Dealer 6%
Hedge Fund 37%

## Economic Ownership


BX / Co-Founders: ~80%
Other Class A 20%
Tiger Co-Founders 28%
Blackstone 52%

## Voting Power[3]


BX / Co-Founders: ~98%
Other Class A 3%
Tiger Co-Founders 32%
Blackstone 65%

Source: Refinitiv Eikon, Company filings, FactSet
Note: Grey shading represents broker-dealer positions; blue shading denotes activist positions

1. Estimated cost basis is a per share item calculated as the summed product of the volume-weighted average price over the periods when shares were purchased and the increase in shares over these periods divided by the total number of shares purchased during the most recent period of continuous ownership since 6/30/2021
2. Data based on 12/31/24 13F filings and any subsequent 13Ds and 13Gs
3. Class A has 1 vote/share and Class B has 10 votes/share

EVERCORE 6 Project Tiger

Confidential Project Tiger NAME / TITLE CONTACT INFORMATION Senior Leadership Email: Altman@Evercore.com Mobile: 917-613-3522 Roger Altman Founder and Senior Chairman Working Group List – Evercore COMPANY / ADDRESS 55 East 52nd Street Tel: 212-857-3100 New York, NY 10055 Technology Advisory Email: Nataraj@Evercore.com Mobile: 917-974-9003 Naveen Nataraj Co-Head of US Advisory, Senior Managing Director Email: Seth.Bergstein@Evercore.com Mobile: 212-767-9408 Seth Bergstein Senior Managing Director Email: Sandeep.Sharma@Evercore.com Mobile: 917-245-6178 Sandeep Sharma Senior Managing Director Email: John.Oh@Evercore.com Mobile: 917-328-8218 John Oh Associate Email: Noah.Lin@Evercore.com Mobile: 929-394-2814 Noah Lin Senior Analyst Special Committee Advisory Email: Hiltz@Evercore.com Mobile: 917-992-3093 Will Hiltz Senior Managing Director Email: William.Anderson@Evercore.com Mobile: 917-597-6195 Bill Anderson Senior Managing Director Email: Damien.Fisher@Evercore.com Mobile: 267-709-0254 Damien Fisher Senior Managing Director Email: Greg.Minogue@Evercore.com Mobile: 917-328-9857 Greg Minogue Vice President Email: Tino.Majoni@Evercore.com Mobile: 917-376-4053 Tino Majoni Associate Email: Julia.Adams@Evercore.com Mobile: 347-225-7085 Julia Adams Associate 7

Confidential Project Tiger These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of Tiger (the “Company”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Company. These materials were compiled on a confidential basis for use of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. 10